Exhibit 23.3

CONSENT AND REPORT OF INDEPENDENT ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our reports dated March 31, 2014, relating to the consolidated financial statements of Omni Medical Billing Services, LLC, March 25, 2014, relating to the financial statements of Practicare Medical Management, Inc. and March 31, 2014, relating to the combined financial statements of Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

May 30, 2014